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                       SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.


                          Commission File No. 333-19201


                          THE COMMERCIAL BANCORP, INC.
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             (Exact name of registrant as specified in its charter)


                               258 North Nova Road
                           Ormond Beach, Florida 32174
                                 (904) 672-3003
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                          Common Stock, $.01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ ]           Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)   [ ]           Rule 15d-6             [ ]
         Rule 12h-3(b)(1)(i)    [X]

Number of holders of record as of the certificate or notice date:  298.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 27, 2000             By: /s/ Gary G. Campbell
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                                        Name:  Gary G. Campbell
                                        Title: President and Chief Executive
                                               Officer